EXHIBIT 21
Subsidiaries of the Company
As of December 31, 2009

State of
Incorporation or
Name	Organization
JER/NHP Senior Housing, LLC	Delaware
JER/NHP Senior Living Acquisition, LLC	Delaware
MLD Delaware Trust	Delaware
MLD Financial Capital Corporation	Delaware
MLD Properties Limited Partnership	Delaware
MLD Properties, Inc.	Delaware
MLD Properties, LLC	Delaware
Nationwide Health Properties Finance Corporation	Delaware
NH Texas Properties Limited Partnership	Texas
NHP Brownstown, LLC	Delaware
NHP Carillon, LLC	Delaware
NHP Centereach, LLC	Delaware
NHP Heritage Club, LLC	Colorado
NHP Properties Business Trust	Massachusetts
NHP Secured, Inc.	California
NHP Senior Indiana, LLC	Delaware
NHP Tucson Health Care Associated LP	Delaware
NHP/McShane SAMC, LLC	Delaware
NHP/PMB Limited Partnership	Delaware
PMB/NHP Vancouver, LLC	Delaware